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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Amendment No.       )*
                                            -----

                             FIRST STATE CORPORATION
--------------------------------------------------------------------------------
                              (Name of Issuer)


                                Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    336907100
                                    ---------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 5 Pages


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CUSIP No.                             13G                     Page 2 of 5 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

       First State Bank & Trust (as owner of record in various relationships)
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group              (a)  / /
       N/A                                                         (b)  / /
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 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
       United States of America - Georgia
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       399,615
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        7703
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    1,563,097
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    7703
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
        1,570,799
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares  /X/

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
        34.53%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
        BK
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                                                               Page 3 of 5 Pages
ITEM 1(A).  NAME OF ISSUER

            First State Corporation
-------------------------------------------------------------------------------

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            333 W. Broad Street
            Albany, Georgia  31701
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ITEM 2(A).  NAME OF PERSON(S) FILING

            First State Bank & Trust (as owner of record in various
            relationships)
-------------------------------------------------------------------------------

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            333 W. Broad Street
            Albany, Georgia  31701
-------------------------------------------------------------------------------

ITEM 2(C).  CITIZENSHIP

            United States of America - Georgia
-------------------------------------------------------------------------------

ITEM 2(D).  TITLE OF CLASS OF SECURITIES

            Common Stock
-------------------------------------------------------------------------------

ITEM 2(E).  CUSIP NUMBER

            336907100
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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b),
  CHECK WHETHER THE PERSON FILING IS A

    (b) /X/ Bank as defined in section 3(a)(6) of the Act

ITEM 4.  OWNERSHIP: AS OF DECEMBER 31, 1996

    (a) Amount Beneficially Owned:  1,570,799

    ---------------------------------------------------------------------------

    (b) Percent of Class:  34.53%

    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote  399,615

            -------------------------------------------------------------------

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                                                              Page 4 of 5 Pages

         (ii) shared power to vote or to direct the vote  7703

              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of  1,563,097

              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of  7703

              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable
-------------------------------------------------------------------------------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable
-------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable
-------------------------------------------------------------------------------

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable
-------------------------------------------------------------------------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable
-------------------------------------------------------------------------------

ITEM 10. CERTIFICATION

         Not applicable
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                                                               Page 5 of 5 Pages

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                    Date:          1-30-97
                                   ----------------------------------------

                    BY:            FIRST STATE BANK & TRUST

                    Signature:     /s/ Joseph B. Powell, Jr.
                                   ----------------------------------------

                    Name:          Joseph B. Powell, Jr.
                                   ----------------------------------------

                    Title:         Executive Vice President - Trust Division
                                   -----------------------------------------